Exhibit 16.1

March 4, 2003

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

     We were previously the independent auditors of Secured Data, Inc. (formerly EnterNet, Inc.) and, under the date of April 3, 2002, we reported on the balance sheets of EnterNet, Inc. as of December 31, 2001, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2001 and the period from March 16, 2000 (date of inception) through December 31, 2000. On January 24, 2003 we resigned as the independent auditors of Secured Data, Inc. (formerly EnterNet, Inc.). We have read Secured Data, Inc.'s statements included under Item 4 of its Form 8-K dated March 3, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Secured Data, Inc.'s statements that Epstein, Weber & Conover, PLC was engaged as principal accountants, that such engagement was approved by the board of directors, and that Epstein, Weber & Conover, PLC had not been consulted by Secured Data, Inc. nor anyone on its staff regarding any matter for which reporting is required under regulation SB, Item 304(a) (2) (i) or (ii) and the related instructions. In addition, we are not in a position to agree or disagree with Secured Data, Inc.'s statement that the Company, because of some confusion as to the address, did not become aware of the resignation until March 1, 2003

Very truly yours,

/s/ Tanner + Co.